Exhibit 8.2

Ann Arbor Chicago Detroit Las Vegas Los Angeles Peoria

dial: 312.456.3674	Cameron R. Monti	email: cmonti@HowardandHoward.com

July 7, 2017

Mid Illinois Bancorp, Inc.

2119 S.W. Adams Street

Peoria, Illinois 61602

Re:                         Opinion of Federal Income Tax Consequences of Merger between Mid Illinois Bancorp, Inc. and First Busey Corporation

Ladies and Gentlemen:

You have requested our opinion as to whether the proposed merger of Mid Illinois Bancorp, Inc., an Illinois corporation (hereinafter “MIB”), with First Busey Corporation, a Nevada corporation (hereinafter “First Busey”), under the terms of an Agreement and Plan of Merger dated as of March 13, 2017, between MIB and First Busey (the “Merger  Agreement”) will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

MIB will be merged with and into First Busey under the laws of the State of Illinois and the State of Nevada with First Busey surviving the merger (the “Merger”) in accordance with the terms and conditions of the Merger Agreement.  In connection with the preparation of this opinion, we have reviewed, considered, and relied upon the accuracy of, among other things, the following documents (the below list of documents hereinafter collectively referred to as the “Documents”):

1.            The Merger Agreement;

2.            The Registration Statement relating to the Merger on Form S-4 under the Securities Act of 1933, including the Prospectus and Proxy Statement contained therein (the “Registration Statement”), as filed by First Busey with the Securities and Exchange Commission (“SEC”).

3.            Representations and statements in an Officer’s Representation Letter related to the Merger and provided to us by First Busey, and in an Officer’s Representation Letter provided to us by MIB, each dated the date hereof (together, the “Certificates”), which representations and certifications we have not independently verified; and;

4.            Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In rendering this opinion, we are expressly relying for purposes of our opinion on the facts,

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information, representations, warranties and covenants contained in the Documents as of the date of this opinion letter (the “Effective Date”).  Further, we have assumed that the factual statements and information contained in the Documents supplied to us are true, correct, and complete, and that there has been no material change with respect to such factual statements or information up to and including the Effective Date. We have assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto.  We further have assumed that the Merger will be carried out pursuant to the Merger Agreement and in accordance with the Certificates, and that no transaction, covenant, or condition described therein and affecting this opinion will be breached or waived by either party. We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Additionally, we have assumed that any statements contained in the Merger Agreement or Certificates that are made as to the “knowledge” of any person or are similarly qualified are and will be true, correct, and complete without such qualification.

The opinion expressed herein is based upon our analysis of the Code, the United States Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the “IRS”) and judicial decisions, each as in effect as of the Effective Date, and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the IRS or the courts. Moreover, the authorities upon which our opinion is based are subject to change, potentially on a retroactive basis, and any such change could affect the opinion rendered herein. Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information or any of such assumptions or representations is, or later becomes, inaccurate.  We express no opinion as to the tax treatment of the Merger Agreement under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters.  In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein.

We assume no duty or obligation to advise you of changes in law or facts or circumstances that come to our attention after the Effective Date that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction.  No ruling has been sought or obtained from the IRS as to the federal income tax consequences of any aspect of the merger and this opinion is not binding on the IRS.  No assurance is given that the IRS will not take a position contrary to the position reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

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This opinion is provided in connection with the Registration Statement.  Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions and qualifications set forth in this letter, it is our opinion that: (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) First Busey and MIB will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by holders of MIB common stock upon the receipt of shares of First Busey common stock in exchange for their shares of MIB common stock, except to the extent of any cash (or boot) consideration received in the Merger and any cash received in lieu of fractional shares of First Busey common stock; and (iv) the descriptions of the law and the legal conclusion contained in the Registration Statement under the caption “The Merger – Material U.S. federal income tax consequences of the merger” are correct in all material respects.  We hereby consent to: (i) the reference to our opinion in the Registration Statement; (ii) the filing of this opinion as an exhibit to the Registration Statement; and (iii) the use of our name in the Registration Statement.

Sincerely,

HOWARD & HOWARD ATTORNEYS, PLLC

/s/ Howard & Howard Attorneys, PLLC

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200 South Michigan Avenue, Suite 1100, Chicago, IL 60604-2461	tel 312.372.4000 fax 312.939.5617